Exhibit 10.2

NINTH AMENDMENT TO LEASE

      THIS NINTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 30th day of September, 2011 (the “Execution Date”), by and between BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”), and REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”).

RECITALS

     A. WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 21, 2006, as amended by that certain First Amendment to Lease dated as of October 24, 2007, that certain Second Amendment to Lease dated as of September 30, 2008, that certain Third Amendment to Lease dated as of April 29, 2009, that certain Fourth Amendment to Lease dated as of December 3, 2009, that certain Fifth Amendment to Lease dated as of February 11, 2010, that certain Sixth Amendment to Lease dated as of June 4, 2010, that certain Seventh Amendment to Lease dated as of December 22, 2010, and that certain Eighth Amendment to Lease dated as of August 1, 2011 (collectively, and as the same may have been further amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 735, 745, 755, 765 and 777 Old Saw Mill River Road in Tarrytown, New York (collectively, the “Buildings” and, each, a “Building”);

     B. WHEREAS, Tenant desires to lease approximately thirty-nine thousand nine hundred fifty-four (39,954) rentable square feet of additional premises on the third (3rd) floor of the 777 Building, as depicted on Exhibit A attached hereto (the “01 Premises”) and currently leased by another tenant (“Vacating Tenant”);

     C. WHEREAS, Landlord and Tenant desire to modify and amend the Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

     NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

     1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Lease unless otherwise defined herein. The Lease, as amended by this Amendment, is referred to herein as the “Amended Lease.”

1

     2. Addition to Premises. Conditional upon Vacating Tenant surrendering the 01 Premises to Landlord in accordance with Vacating Tenant’s lease, and subject to Tenant’s termination options set forth in this Section and in Section 3 below, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the 01 Premises as of the date (the “01 Premises Commencement Date”) that is ten (10) days after Landlord notifies Tenant that Landlord has substantially completed the 01 Premises Landlord Improvements (as defined below). Effective as of the 01 Premises Commencement Date, the Premises shall include the 01 Premises. The Term for the 01 Premises shall expire on the Term Expiration Date for the New Premises, subject to (a) Tenant’s option to extend the Term of the Lease as provided in Article 44 of the Lease and (b) Tenant’s termination option set forth in this Section and in Section 3 below. If Vacating Tenant does not surrender the 01 Premises to Landlord by February 15, 2012, then Tenant may terminate this Amendment by providing written notice of such termination to Landlord on or before April 15, 2012. Tenant shall execute and deliver to Landlord written acknowledgment of the actual 01 Premises Commencement Date, if the same occurs, within ten (10) days after Tenant takes occupancy of the 01 Premises, in the form attached as Exhibit D hereto. Failure to execute and deliver such acknowledgment, however, shall not affect the 01 Premises Commencement Date or Landlord’s or Tenant’s liability hereunder.

     3. Termination Option. In addition to the termination option reserved to Tenant under Section 2 above, Tenant shall be entitled to terminate the Amended Lease with respect to the 01 Premises as of December 31, 2015, or December 31, 2016; provided that (a) Tenant provides Landlord with no less than twelve (12) months’ prior written notice and (b) if the termination is (i) December 31, 2015, Tenant pays to Landlord on or before such date an amount equal to Seven Hundred Twenty Thousand Eight Hundred Two and 75/100 Dollars ($720,802.75) (ii) December 31, 2016, Tenant pays to Landlord on or before such date an amount equal to Six Hundred Thirty-Six Thousand Two and 45/100 Dollars ($636,002.45). If Tenant timely exercises its option to terminate the Amended Lease with respect to the 01 Premises, then Tenant shall surrender the 01 Premises to Landlord on the applicable surrender date in the condition required by the Amended Lease for surrendering Premises upon the expiration or earlier termination thereof. Time is of the essence with respect to the exercise of the termination option granted in this Section.

     4. Lease Extension Options. From and after the Execution Date, the first paragraph of Article 44 of the Lease is hereby deleted and replaced with the following:

44. Option to Extend Term. Tenant shall have three (3) options (each, an “Option”) to extend the Term of this Lease (and, in each case, the Term Expiration Date) by five (5) years, in each case on the same terms and conditions as this Lease, except as provided below. If Tenant desires to exercise any Option, Tenant must do so by giving Landlord written notice of such exercise at least one (1) year before the Term would otherwise expire. Tenant may exercise its Option to extend the Term only as to any one or more of the following: (a) the entire Retained Premises plus the Corridor Space, (b) the entire New Whole Building Premises, (c) the entire New Multiple Tenant Building Premises, (d) the Modified Additional Premises, (e) the Swap Premises and 765 Elevator Lobby Premises, (f) each full floor of the 755 Premises, (g) the 765 Expansion Premises, (h) the 765 Expansion Premises II, (i) C-Level Storage Spaces, (j) the 777 License Area Premises and (k) the 01 Premises. If Tenant fails to exercise an Option with respect to less than all of the Premises and the time to do so has lapsed (or if a Retained Premises Early Termination or a termination pursuant to a Swap Premises Termination Option has occurred), then Tenant shall no longer have an Option with respect to those portions of the Premises for which it failed to exercise an Option, although Tenant’s Options for the remaining Premises shall remain in full force and effect.

2

     5. Condition of 01 Premises. Except as provided in Section 6 below, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of the 01 Premises with respect to the suitability of the same for the conduct of Tenant’s business. Tenant acknowledges that it is generally familiar with the condition of the 01 Premises and, notwithstanding anything contained in the Amended Lease to the contrary, agrees to take the same in its condition “as is” as of the applicable delivery date, except that Landlord shall (a) remove all existing furniture from the 01 Premises and (b) perform the 01 Premises Landlord Improvements set forth on Exhibit B attached hereto in accordance with this Amendment. Tenant’s taking possession of the 01 Premises, except as otherwise agreed to in writing by Landlord and Tenant, shall conclusively establish that the same were at such time in good, sanitary and satisfactory condition and repair. Notwithstanding the foregoing, Landlord shall endeavor to minimize the odor of hydraulic fluid in or around the elevators located nearest to the 01 Premises to a level consistent with those found in connection with the operation of a typical hydraulic elevator, as of the 01 Premises Commencement Date.

     6. Improvements.

          (a) Landlord shall perform the improvements set forth on Exhibit B attached hereto and Tenant shall perform the improvements set forth on Exhibit C attached hereto at Landlord’s sole cost and expense (collectively, the “01 Premises Landlord Improvements”). If Landlord has not substantially completed the portion of the 01 Premises Landlord Improvements depicted on Exhibit B by April 1, 2012, then the 01 Premises Rent Commencement Date (as defined below) shall be extended by one (1) day for every day after April 1, 2012, that Landlord has not substantially completed the portion of the 01 Premises Landlord Improvements depicted on Exhibit B, except to the extent that the delay was caused by Tenant or its agents, employees or contractors, or by Governmental Authorities. If Landlord and Tenant cannot agree on whether Landlord has substantially completed the portion of 01 Premises Landlord Improvements depicted on Exhibit B or the items listed on the Punchlist generated by the parties pursuant to the protocol set forth under Section 4.3 of the Lease, then the written determination of the Neutral Architect shall govern, whose determination shall be final and binding upon the parties. For purposes of this Amendment, “substantially completed” means that Landlord has completed all of the 01 Premises Landlord Improvements depicted on Exhibit B, except for minor and insubstantial details of construction that do not, except in a de minimis manner, interfere with Tenant’s performance of improvements to the Premises in accordance with this Section 6.

3

          (b) Landlord shall make available to Tenant a tenant improvement allowance of Five Hundred Ninety-Nine Thousand Three Hundred Ten Dollars ($599,310) (based on Fifteen Dollars ($15) per rentable square foot of the 01 Premises) (the “01 Premises Allowance”) for Tenant’s performance of its improvements (the “01 Premises Tenant Work”). In addition to the 01 Premises Allowance, Landlord shall also pay to Tenant an amount equal to the actual costs (the “Landlord Costs”) incurred by Tenant for performing the portion of the 01 Premises Landlord Improvements set forth on Exhibit C attached hereto. The 01 Premises Allowance and the Landlord Costs shall be disbursed in the same manner as the Base TI Allowance under the applicable provisions of Article 5 of the Lease, including the Disbursement Conditions, in order to finance the aforesaid improvements to the 01 Premises. Tenant shall be responsible for performing and completing the 01 Premises Tenant Work and the 01 Premises Landlord Improvements set forth on Exhibit C attached hereto. Further, Tenant acknowledges and agrees that the scope of the 01 Premises Tenant Work shall be submitted, approved and constructed in accordance with the Work Letter attached as Exhibit G to the Lease and consistent with the provisions of the Amended Lease and the Permitted Use.

          (c) In addition to the 01 Premises Allowance and the Landlord Costs referred to in Section 6(b) above, Landlord shall also make available to Tenant an additional allowance (the “Additional Allowance”) of Three Hundred Fifty Thousand Dollars ($350,000) to pay for costs incurred by Tenant in excess of the 01 Premises Allowance in performing the 01 Premises Tenant Work, or any other Improvements elected to be performed by Tenant throughout the Term of the Lease to other areas of the Premises, all to be disbursed in the same manner as provided under Article 5 of the Lease, including the Disbursement Conditions; and to be submitted, approved and constructed in accordance with the Work Letter attached as Exhibit G to the Lease and consistent with the provisions of the Amended Lease and the Permitted Use.

          (d) Tenant shall pay Landlord a construction oversight fee of two and one-half percent (2.5%) of the total cost of the 01 Premises Tenant Work or other improvements performed using the 01 Premises Allowance or the Additional Allowance, which construction oversight fee may be paid out of the 01 Premises Allowance or the Additional Allowance; provided, however, that Tenant shall not be required to pay such construction oversight fee for the portion of the 01 Premises Landlord Improvements depicted on Exhibit C attached hereto and performed by Tenant; and provided, further, that Tenant shall not be required to pay such construction oversight fee with respect to any portion of the Additional Allowance that is used to construct 01 Premises Tenant Work in the 01 Premises.

     7. Early Access. Landlord shall grant Tenant access to the 01 Premises within five (5) business days after Vacating Tenant’s surrender of the 01 Premises in order for Tenant to commence construction of the 01 Premises Landlord Improvements set forth on Exhibit C attached hereto and the 01 Premises Tenant Work. Landlord and Tenant shall reasonably cooperate with each other so as not to impede the other’s work on the 01 Premises Landlord Improvements or 01 Premises Tenant Work, as applicable. In the event that Landlord does not permit Tenant such early access by January 15, 2012, the 01 Premises Rent Commencement Date (as defined below) shall be extended by two (2) days for every one (1) day of such delay, except to the extent that the delay was caused by Tenant or its agents, employees or contractors, or by delay caused by Governmental Authorities.

4

     8. Basic Annual Rent. Commencing as of the date that is twelve (12) months after the 01 Premises Commencement Date (the “01 Premises Rent Commencement Date”) and continuing through the Term, but subject to the provisions of Section 3 hereof, Tenant shall pay to Landlord Basic Annual Rent for the 01 Premises at an initial rate equal to Twenty-Four and 50/100 Dollars ($24.50) per rentable square foot of the 01 Premises per year in accordance with the terms for payment of Basic Annual Rent set forth in the Lease. Basic Annual Rent for the 01 Premises shall increase annually every July 1st by two and one-half percent (2.5%) of the then-current applicable Basic Annual Rent for the 01 Premises, commencing as of July 1, 2013.

     9. Operating Expenses, Utilities and Basic Electric.

          (a) In addition to Basic Annual Rent, commencing on the 01 Premises Commencement Date and continuing each month of the Term, Tenant shall also pay to Landlord, with respect to the 01 Premises, (i) Tenant’s Pro-Rata Share of Operating Expenses that exceeds a calendar 2012 base year (grossed up to ninety-five percent (95%) occupancy) and (ii) Basic Electric Charges, all as set forth in the Lease.

          (b) In the event that the Building or Project is less than fully occupied, Tenant acknowledges that Landlord may gross up Operating Expenses to ninety-five percent (95%) of the total rentable area of the Building or Project (as applicable). Tenant shall pay Tenant’s proportionate share of the amount computed in accordance with the previous sentence, subject to adjustment as reasonably determined by Landlord; provided, however, that Landlord shall not recover more than one hundred percent (100%) of Operating Expenses.

     10. Audits. Landlord and Tenant agree that Tenant’s audits with respect to Landlord’s annual operating statements for calendar years 2008 and 2009 are now complete and that no further amounts shall be charged or credited to Tenant based on such statements or audits.

     11. Parking. The parties acknowledge that, in accordance with the Amended Lease, Tenant shall be entitled to its pro rata share of unreserved parking spaces with respect to each portion of the Premises leased to Tenant.

     12. Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Studley (“Broker”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

     13. No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

5

     14. Effect of Amendment. Except as modified by this Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. In the event of any conflict between the terms contained in this Amendment and the Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties. From and after the date hereof, the term “Lease” as used in the Lease shall mean the Lease, as modified by this Amendment.

     15. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

     16. Counterparts. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

6

     IN WITNESS WHEREOF, Landlord and Tenant have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Amendment.

LANDLORD:

BMR-LANDMARK AT EASTVIEW LLC,
a Delaware limited liability company

By:	/s/ John Bonanno
Name:	John Bonanno
Title:	Senior Vice President, Leasing and Development

TENANT:

REGENERON PHARMACEUTICALS, INC.,
a New York corporation

By:	/s/ Joseph J. LaRosa
Name:	Joseph J. LaRosa
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT A

01 PREMISES

[IMAGE]

A-1

EXHIBIT B

01 PREMISES LANDLORD IMPROVEMENTS TO BE PERFORMED BY LANDLORD AT ITS COST

Landlord will develop engineered design documents ready for permit for all the 01 Premises Landlord Improvements described below, which drawings and specifications shall meet the requirements of the New York State building codes:

     1. Landlord has recently upgraded portions of building management system to a system made by Johnson Controls International (“JCI System”); however, Landlord shall decommission any of the old existing base building management system and provide additional controls modifications and upgrades as required for the entire system to perform variable air volume operation with the JCI System controlling the air handling units and all variable air volume boxes. Landlord shall also provide Tenant viewable access to all equipment on the building management system serving its space and full control and access to all equipment on the building management system serving solely its space.

     2. All existing supply fans shall have variable-frequency drives that will be used to modulate supply fan speed.

     3. New variable-frequency drives will be provided for each return fan, and controlled to interlock with the matched supply fan. Final balancing of variable-frequency drives to align with tenant’s variable air volume system on the floor shall be performed by tenant upon completion of tenant improvements.

     4. Provide and install any sensors required to facilitate variable air volume supply air operation and control of the new return fan variable-frequency drives of the 01 Premises.

     5. Design and install any additional controls required to keep the existing constant volume systems operating at constant air volume to serve the other spaces served by the air handling units as required (i.e., duct dampers, airflow sensors, etc.).

     6. Landlord shall provide a minimum of 50,000 cubic feet per minute of HVAC capacity with adequate static pressure (1.5 cubic feet per minute per usable square foot) from air handlers that are new or recently refurbished.

     7. If Landlord’s air handling unit south 2 (“AHS-2”) is one of the air handlers used to supply the dedicated 50,000 cubic feet per minute to the 01 Premises, AHS-2 shall be new or refurbished as necessary. Refurbishment would include new coils, control valves and coil trim, drain pans and condensate piping, and filter racks. The unit casing will be scraped and painted with epoxy paint, and any severe damage would be repaired with supplemental sheet metal. The entire case will be lined with perforated double wall acoustical lining.

a.	Heating, cooling and airflow capacity of the refurbished AHS-2 unit shall be equal to or more than 1.5 cubic feet per minute per rentable square foot.

b.	The existing supply fan wheel on AHS-2 will be removed and inspected and replaced if necessary.

c.
The supply fan motor on AHS-2 will be tested and replaced if necessary. Replacement of the unit would provide a unit of the same size and cubic feet per minute capacity as the existing, with all new components.

     8. Landlord will provide a base building domestic hot water service to the 01 Premises.

     9. Landlord shall remove existing duct mounted humidifiers and reheat coils in the penthouse portion of the 01 Premises.

     10. Reheat coils serving other portions of the Premises shall remain in place.

     11. Landlord shall identify a location from which Tenant shall extend electric service to the 01 Premises. The power made available shall be sufficient to support new renovation.

     12. The electric service shall be metered by the base building management system. Electric meters will be used to separate the power usage dedicated to the 01 Premises only and shall be installed by Landlord.

     13. The existing medium pressure duct loop serving the 01 Premises shall be in good working condition.

     14. Ductwork serving the perimeter up-blast grilles from the catwalk level will be abandoned, the plenums removed and the floor penetrations filled with fire rated construction meeting all code requirements.

     15. Landlord shall fill the floor air distribution holes with an acceptable floor fill material and detail, and modify the existing conditions to adequately close and fire rate all perimeter slab penetrations including maintaining the asbestos management program for asbestos containing material located on the floor below.

     16. Abandon existing below floor air distribution and infill existing slab penetrations with fire rating assembly.

     17. Landlord will provide baseline balancing report and final balancing report upon completion of the 01 Premises Landlord Improvements detailing the heating, cooling and airflow capacity of each unit and forward the information to Tenant for Tenant’s use.

     18. One (1) air handling unit located on the catwalk level also serves the 01 Premises and shall remain: air handling unit 2B-5 provides air to the south exposure underfloor perimeter grilles.

     19. Remove all existing humidifiers and reheat coils at the penthouse level for air handling units serving the 01 Premises.

     20. Provide new steam-to-hot water converters and infrastructure to provide hot water heating capacity for fit out of 1st and 2nd floors as required.

     21. Provide airflow measuring station and automated damper to serve constant volume spaces to remain (areas outside project scope).

     22. Provide new return fan variable-frequency drives for all three (3) existing air handling units.

     23. Modify air handling unit programming for all three (3) units to allow for variable speed operation and return fan tracking.

     24. Landlord shall ensure existing return air intakes located at building core are free and clear to support use of ceiling plenum as a return air plenum.

     25. Fintube radiant control to be integrated into overhead ventilation control zone (variable air volume box).

     26. Landlord shall provide 2-1/2” chilled water risers with valved and capped outlets for Tenant point of connection beyond demising wall. Tenant shall review Landlord’s infrastructure changes to ensure that they meet Tenant’s requirements. If supplemental air conditioning systems are required, they shall be provided by Tenant.

     27. Landlord will provide or modify the hot water riser to extend down from the heat exchanger(s) in the penthouse to heat the space via perimeter fintube from the building hot water system.

     28. Landlord shall design, permit and construct fire sprinkler service from the street or building to the 01 Level Premises. The main line shall be capped at the 01 Level Premises and be sized to accommodate ordinary fire hazard as required by the City of Greenburgh for office tenant improvements. Landlord will include the main line distribution to the 01 Level Premises, a control system and valves.

EXHIBIT C

01 PREMISES LANDLORD IMPROVEMENTS TO BE PERFORMED BY TENANT AT LANDLORD’S COST

     1. Purchase and install variable air volume boxes at a quantity of (1) every 1200 usable square feet (which equals 25 variable air volume boxes for the floor zones) plus 2 variable air volume boxes for conference rooms, 1 variable air volume box for the intermediate distribution frame, and 1 pantry variable air volume box, for a total of 29 variable air volume boxes. Variable air volume boxes over this quantity shall be provided by Tenant. The cost to provide and install the 29 variable air volume boxes will be determined by separate costs when bidding the construction work.

     2. Tenant shall install a hot water loop to be used for the fintubes and fintube elements to heat the 01 Premises with perimeter hot water fintube.

     3. All control valves shall be tied into the building management system and integrated into the variable air volume box controls by Tenant.

C-1

EXHIBIT D

ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE
AND TERM EXPIRATION DATE

THIS ACKNOWLEDGEMENT OF TERM COMMENCEMENT DATE AND TERM EXPIRATION DATE is entered into as of September 1, 2011, with reference to that certain Lease dated as of December 21, 2006 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of October 24, 2007 (the “First Amendment”), that certain Second Amendment to Lease dated as of September 30, 2008 (the “Second Amendment”), that certain Third Amendment to Lease dated as of April 29, 2009 (the “Third Amendment”), that certain Fourth Amendment to Lease dated as of December 3, 2009 (the “Fourth Amendment”), that certain Fifth Amendment to Lease dated as of February 11, 2010 (the “Fifth Amendment”), that certain Sixth Amendment to Lease dated as of June 4, 2010 (the “Sixth Amendment”), that certain Seventh Amendment to Lease dated as of December 22, 2010 (the “Seventh Amendment”), that certain Eighth Amendment to Lease dated as of August 1, 2011 (the “Eighth Amendment”) and that certain Ninth Amendment to Lease dated as of September 29, 2012 (the “Ninth Amendment” and, collectively with the Original Lease and the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment, and as the same may have been further amended, supplemented or otherwise modified from time to time, the “Amended Lease”), by REGENERON PHARMACEUTICALS, INC., a New York corporation (“Tenant”), in favor of BMR-LANDMARK AT EASTVIEW LLC, a Delaware limited liability company (“Landlord”). All capitalized terms used herein without definition shall have the meanings ascribed to them in the Amended Lease.

     Tenant hereby confirms the following:

     1. Tenant accepted possession of the 01 Premises on [_______], 20[__].

     2. The 01 Premises are in good order, condition and repair.

     3. The 01 Premises Landlord Improvements are Substantially Complete.

     4. All conditions of the Amended Lease with respect to the 01 Premises to be performed by Landlord as a condition to the full effectiveness of the Amended Lease have been satisfied, and Landlord has fulfilled all of its duties in the nature of inducements offered to Tenant to lease the 01 Premises.

     5. In accordance with the provisions of Section 2 of the Ninth Amendment to the Amended Lease, the 01 Premises Commencement Date is [_______], 20[__], and, unless the Amended Lease is terminated prior to the Term Expiration Date pursuant to its terms, the Term Expiration Date shall be [_______], 20[__].

     6. Tenant commenced occupancy of the 01 Premises for the Permitted Use on [_______], 20[__].

     7. The obligation to pay Rent is presently in effect and all Rent obligations on the part of Tenant under the Amended Lease with respect to the 01 Premises commenced to accrue on [_______], 20[__], with Basic Annual Rent for the 01 Premises payable on the dates and in amounts set forth in the Ninth Amendment.

     8. The Amended Lease is in full force and effect, and the same represents the entire agreement between Landlord and Tenant concerning the Premises[, except [_______]].

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Tenant has executed this Acknowledgment of Term Commencement Date and Term Expiration Date as of the date first written above.

TENANT:

REGENERON PHARMACEUTICALS, INC.
a New York Corporation

By:
Name:
Title: